EXHIBIT 3.4


             Contract on the Joint Venture Shenzhen Neihe Electronic
                            Network Systems Co., Ltd.

                          Chapter I General Provisions

In accordance with the "Law of Enterprise of Sino-Foreign Joint Investment of the People's Republic of China" and other laws and rules of China, with the principle of equality and mutual benefits and through friendly negotiation, Shenzhen Zhongzhi Investment & Development Co., Ltd., Shenzhen Weihai Industrial Development Co., Ltd. and Hong Kong Welline Enterprise Limited China agree to jointly make investment to establish a joint venture in Shenzhen City of Guangdong Province of the People's Republic of China and hereby make the Contract.


                        Chapter II Parties of Cooperation

Clause I       All Parties in the Contract are as follows:

Party A: Shenzhen Zhongzhi Investment & Development Co., Ltd., registered in Shenzhen City China, of which the legal address is:
               6/F, 2 Dongmen C. Road, Luohu District Shenzhen City. Legal representative: Sun Zhongwei, Position: president, Nationality:
               Chinese, Tel: 5564238, Fax: 5564218
Party B:       Hong Kong Welline Enterprise Limited China, registered in
               Hong Kong China, of which the legal address is: Flat/Rm. 1001 10F Cheung Fung Ind. Bldg. 23-29 Pak Tin Par St. Tsuen Wan. Legal representative: Yan Yumin, Position: president, Nationality:
               (Hong Kong) Chinese, Tel: 00852-23927032, Fax: 00852-23927033.
Party C: Shenzhen Weihai Industrial Development Co., Ltd., registered in Shenzhen City China, of which the legal address is: F/1, 1 Northwest side of Gymnasium, Futian District Shenzhen City. Legal representative: Peng Yan, Position: president, Nationality:
               Chinese, Tel: 3252962, Fax: 3252964.

                   Chapter III Establishment of Joint Venture

Clause II In accordance with the "Law of Enterprise of Sino-Foreign Joint Investment of the People's Republic of China: and other laws and rules of China, all parties aforementioned agree to establish a joint venture in Shenzhen City China.

Clause III The name of the joint venture is Shenzhen Neihe Electronic Network Systems Co., Ltd. (hereinafter referred to as "JV"). Legal address of the JV:
1608 International Trust Building, Hongling C. Road, Luohu District Shenzhen
City.

Clause IV The JV is established under the approval of the verification authority of Shenzhen People's Government and registered in Shenzhen, is a Chinese corporate, which should observe the laws, rules, decrees and relevant

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regulations of the People's Republic of China and is subject to the jurisdiction protection of the laws of China.

Clause V The JV is a limited liability company. The responsibilities of each party of cooperation in the JV are rated according to the investment amount subscribed. Each party shares profits and risks and losses as per the proportion of investment in the registered capital.

              Chapter IV Purpose, Scope and Scale of Joint Venture

Clause VI The purpose of joint investment of all parties in cooperation:
Adhering to the desire of enhancing economic cooperation and technical communication, to adopt advanced and applicable technologies and scientific methods of business management to improve the quality of products, to develop new products with great competitiveness in respect of quality, price, etc., and to promote the economic benefits to return satisfactory economic benefits to all parties of investment.

Clause VII The business scope of the JV: to be engaged in the research and development of computer software, hardware, network system and communication equipment.

Clause VIII The scale of JV is as follows:

The annual production value of the JV is to be RMB 30 million. The varieties of products comprise all kinds of computer software, hardware and network system, communication equipment and electronic equipment.

           Chapter V Total Amount of Investment and Registered Capital

Clause IX The total amount of investment of the JV is RMB 10 million.

Clause X The registered capital of the JV is RMB 10 million.

           Party A furnishes 4 million, covering 40%;
           Party B furnishes 4 million, covering 40%;
           Party C furnishes 2 million, covering 20%.

Clause XI All parties in joint investment furnish in cash.

Clause XII The registered capital of the JV will be paid off in one-lump-sum within six months from the issuance date of business license as per their respective investment proportions.

Clause XIII During the cooperation period, all parties of cooperation are prohibited to withdraw the registered capital by any reason or method.

Clause XIV In the event that one party transfers all or part of its investment to a third party, it should be carried in unanimously in the BOD and reported to the verification authority for approval. Other parties of cooperation have the priority to subscribe the investment transferred by one party of cooperation. The condition that one party of cooperation transfers the investment to a third

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non-cooperation party should not be preferential to that to a party of cooperation. The transference in breach of the regulations aforementioned is invalid.

            Chapter VI Responsibilities of All Parties of Cooperation

Clause XV All parties of cooperation are responsible for fulfilling the following items and matters:

Responsibilities of Party A, Party B and Party C:

Going through the procedures of applying for establishing the JV, registration, etc.

Going through the procedures of applying for leasing office land;

Subscribing for investment according to the regulations;

Assisting the import entry of the equipment of the JV;

Assisting the JV to purchase or lease equipment, stationery, transporting vehicles, communication facilities, etc. at home and abroad;

Assisting the JV to fix the business conditions of water, electricity, transportation, etc.

Assisting the invite business management personnel, technicians and other personnel required;

Assisting the JV to go through the procedures in respect of interim lodging certificates, entry visas, working permits, etc.

Being responsible for other items and matters assigned by the JV.

                         Chapter VII Equipment Purchase

Clause XVI The equipment, transportation vehicles, stationery, etc. required in the JV should be purchased in China as possible under the equal conditions;

Clause XVII JV's equipment which shall be imported from abroad should be jointly purchased by all parties of cooperation. In the event that it is authorized to one party to purchase, the purchasing party should in advance inform other shareholders the model, quality, origin, quantity, price, etc. of the equipment, and receive written confirmation, can it be then purchased.

Clause XVIII The equipment, transporting vehicles, etc. purchased by the JV from abroad market should be submitted to the commodities inspection authority of China for inspection according to the regulations of the "Inspection Law of Imported Commodities of the People's Republic of China".

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                         Chapter VIII Sales of Products

Clause XIX The sales proportion of products at home and abroad of the JV is:
Export for sales covering 50% and domestic sales covering 50%.

Clause XX The product price, sales method, sales direction of the JV shall be decided by the BOD.

Clause XXI For selling the products at home and abroad of China researched and developed by the enterprise, the JV may apply to relevant department of China for establishing sales affiliates at home and abroad of China.

Clause XXII The trademark of products used by the JV is Neihe, for which the formalities of application to the departments for trademarks at home and abroad shall be done.

                        Chapter IX The Board of Directors

Clause XXIII A BOD is set up in the JV, which will be established upon the date of the registration of the JV.

Clause XXIV The BOD consists of 3 directors as 1 president, 1 deputy president and 1 director, in which Party A appoints 1, Party B appoints 1 and Party C appoints 1 separately. The president is appointed by Party A, deputy president by Party B. The term of the Directors and the President lasts four years, which may be renewed by the reappointment of the appointing party.

Clause XXV The BOD is the supreme authority of the JV, deciding all major matters of the JV. Only with the unanimous agreement of the directors attending the meeting of the board, can the major matters of the JV be decided. The other matters can be decided with the agreement of two thirds of directors in majority of the BOD.

Clause XXVI The president is the legal representative of the JV. In the event that the present cannot perform his/her right because of practical reasons, he/she may temporarily authorizes the deputy president or other director as his/her representative.

Clause XXVII The meeting of the board should be held at least once per year, which would be chaired by the president. With the proposal of more than one third of directors, the president may hold a interim meeting of the board. Only with the attendance of two thirds of directors, can the meeting of the board be held. The minutes of the meeting should be signed by the attending directors then filed for record.

Clause XXVIII The meeting of the board should be generally held at the legal location of the enterprise.

                    Chapter X Business Management Authority

Clause XXIX The JV should establish a business management authority at the legal location responsible for the daily business management. In the business management authority set up one general manager and one deputy general manager

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who would be both invited by the BOD and with the term of two years. With the invitation of the BOD, the members of the BOD may concurrently hold the posts of general manager or deputy general manager.

Clause XXX The duty of the general manager is to perform all resolutions of the BOD, to organize and lead the daily business management of the JV, while the deputy general manager is responsible for assisting the general manager. The general manager should discuss with the deputy general manager for major items and matters.

Clause XXXI The general manager or the deputy general manager who practices graft or seriously neglects his/her duty would be fired by the BOD at any time upon decision.

                           Chapter XI Labor Management

Clause XXXII The employment, retire, salary, welfare, labor insurance, labor protection, labor discipline, award and punishment of the employees of the JV follow the "Labor Law of the People's Republic of China", the "Management Regulations of the Labor of Sino-Foreign Joint Venture of the People's Republic of China" and relevant regulations, which would be stipulated by the contract signed by the JV and the labor union or individual employees of JV upon the research by the BOD for formulating schemes. After signed, the labor contract should be reported to Shenzhen Municipal Labor Bureau for record and relevant employment formalities should be done as stipulated.

Clause XXXIII The invitation, salary, social insurance, welfare, fee standard of business trip, etc. of senior management personnel in the JV are decided by the BOD upon discussion.

Clause XXXIV The employees of the JV have right to establish basic labor organization according to law to develop labor union activities and for protecting the legal interests of employees. The JV should provide necessary conditions of activities for the labor union in it.

                 Chapter XII Tax, Finance, Audit and Statistics

Clause XXXV The JV pays all items of taxes in accordance with relevant regulations stipulated in the laws and rules of the People's Republic of China.

Clause XXXVI The employees of the JV pay individual income taxes in accordance with the "Law of Individual Income Tax of the People's Republic of China".

Clause XXXVII the JV draws reserve, development fund of company, employees' welfare and bounty in accordance with relevant regulations of the laws and rules of the People's Republic of China and Shenzhen Special Economic Zone. The proportion drawn each year is decided upon discussion according to the business conditions of the JV.

Clause XXXVIII The financial accounting of the JV should follow the accounting system and financial management regulations of the foreign investment enterprise of the Ministry of Finance of the People's Republic of China and relevant regulations of Shenzhen Special Economic Zone, and accounting system in the enterprise should be formulated. The accounting system of the JV should be

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reported to Shenzhen Municipal Bureau of Finance and Tax Bureau for record, and under the supervision of the departments of finance, tax and audit of Shenzhen.

Clause XXXIX For the financial audit of the JV, China certified public accountants is invited for auditing, the results from which shall be reported to the BOD and the general manager. Each party of cooperation has the right to at its own expense invite accountants to audit the account book of the JV.

Clause XL The JV reports and submits monthly, quarter and annual accounting statement and statistics statement to related department according to relevant regulations of the country.

         Chapter XIII Management of Foreign Exchange Revenue and Expense

Clause XLI All matters in respect of foreign exchange of the JV should follow the "Management Rules of Foreign Exchange of the People's Republic of China" and relevant regulations.

Clause XLII The JV should solve the revenue and expense balance of foreign exchange by itself.

Clause XLIII The legal profits, other legal incomes and assets after liquidation received by overseas parties of cooperation may be freely remitted out according to relevant regulations of foreign exchange management.

Clause XLIV The salaries and other legal incomes of foreign employees and Taiwan, Hong Kong and Macao employees of the JV, after tax payment and reduction of the expense in China, may be all remitted out according the relevant regulations of foreign exchange management.

                       Chapter XIV Duration of Cooperation

Clause XLV The time limit of the JV is ten years from the issue date of the business license of the JV.

With the proposal of one party of cooperation and the unanimous agreement of the BOD of the JV, it may be applied to the verification authority before six months of the expiration of cooperation for prolonging the cooperation duration.

          Chapter XV Assets Disposal Upon the Expiration of Cooperation

Clause XLVI Upon the expiration or the in-advance termination of cooperation, the JV shall conduct liquidation according to law. The asset after liquidation shall be distributed as per the investment proportion of each party of cooperation.

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                              Chapter XVI Insurance

Clause XLVII All items of insurance objectives of the JV should be insured with the insurance authority in China. The insurance sorts, insurance value, insurance duration, etc. follow relevant regulations of the country and are decided by the BOD.

              Chapter XVII Alteration and Canceling of the Contract

Clause XLVIII The major amendment of the Contract and its annexes, production change of the JV, expanding of business scope, division, merger, increase or transference or adjustment of registered capital, or other alterations of major matters come to effect only after the BOD of the JV agrees unanimously, all parties of cooperation sign written agreement, the verification authority approves and after the formalities of alteration registration are done in the administration department for industry and commerce.

Clause XLIX In the event that the Contract can't be performed caused by force majeure or losses in successive years and failure of business operation, the Contract may be terminated in advance with the agreement of all parties of cooperation upon negotiation and under the approval of the verification authority.

Clause L The event that the JV's business ails or is unable to reach the business purpose stipulated in the Contract caused by the default of the obligations stipulated in the Contract and constitution from one party of cooperation is regarded as that the defaulting party unilaterally terminates the Contract. In addition to making claim to the defaulting party, the non-defaulting party has the right to apply to the verification authority for approval for terminating the contract of cooperation. In the event that all parties of cooperation agree to continue the operation, the defaulting party should also compensates the losses arising in the JV and caused by the defaulting party.

                    Chapter XVIII Responsibilities of Default

Clause LI The event that one party of cooperation fails to pay or pay off its investment in time limit stipulated in the contract of cooperation constitutes breach. The non-defaulting party shall hasten the defaulting party to pay or pay off its investment within one month. No payment or no conclusion of payment after the time limit is regarded as that the defaulting party automatically waives all rights in the contract of cooperation and automatically retreats from the JV. Within one month after the expiration, the non-default party shall apply to the verification authority for dismissing the JV or apply for approval for looking for other cooperator to take the rights and obligations of the defaulting party in the contract of cooperation. The non-defaulting party may require the defaulting party to compensate the economic losses caused by the failure of payment or conclusion of payment of investment.

For the payment of partial investment by the defaulting party mentioned in the last clause according to the stipulations in the Contract, the JV makes liquidation on this entry of investment.

Clause LII For the default caused by failing to perform the investment obligation in full and in time, for each month of expiration from the date of expiration, the defaulting party should pay 3% defaulting fine of the registered

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capital. If it is not performed after six-month expiration, while the defaulting party shall totally pay 18% defaulting fine of the registered capita, the non-defaulting party has the right to declare for terminating the JV and has the right to make claim to the defaulting party for all economic losses.

Clause LIII In the event that the Contract and its annexes cannot be performed or cannot be performed fully due to one party's fault, the party with fault shall bear the responsibility of default; for the fault caused by all parties, all parties separately shoulder their respective responsibilities.

                           Chapter XIX Forece Majeure

Clause LIV For the force majeures such as earthquake, typhoon, water disaster, war or other force majeures which cannot be forecasted and from which the results cannot be prevented and avoided, directly affecting the performance of the Contract or causing the Contract cannot be performed as the conditions stipulated, the party encountering the event affected by the force majeures aforementioned shall immediately inform the event to the opposite party by telegraph, and within fifteen days from the date of event occurring, provide the details of the event, the reasons that the Contract cannot be performed or should be performed in a delayed time and its valid document of certification which should be issued by the notarization authority in the location where the event occurs. According to the seriousness that the event affects the performance of the Contract, all parties make negotiation to decide to cancel the Contract or not, or to partially exempt from the responsibility of contract performance, or to perform the contract in a delayed time.

                           Chapter XX Applicable Law

Clause LV The execution, effect, interpretation, performance, amendment, termination and the solution of dispute are subject to the law of the People's Republic of China.

                         Chapter XXI Solution of Dispute

Clause LVI All disputes arising from the performance of the Contract or related to the Contract shall be solved by all parties of cooperation through friendly negotiation or mediation, or otherwise submitted to China International Economics and Trade Arbitration Committee Shenzhen Sub-Committee for arbitration according to the rules of arbitration procedures of the sub-committee. The decision of arbitration is final, producing binding on all parties. The arbitration fee is borne by losing party.

Clause LVII During the arbitration, except the part with dispute in arbitration, the Contract shall be continued to perform.


                 Chapter XXII Contract Effect and Miscellaneous

Clause LVIII The annexes formulated according to all items of principles stipulated in the Contract including the Constitution of the JV are parts of the Contract. In the event that the annexes aforementioned conflict with the Contract, the Contract stands as standard.

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Clause LIX Both of the Contract and its annexes should be put in the approval by the verification authority of Shenzhen People's Government and come in effect upon the date of approval.

Clause LX The notices sent by all parties of cooperation by telegram or fax, which are involved in the rights and obligations of all parties, should be followed by written letters for notice. The legal addresses of all parties of cooperation listed in the Contract are the directions of addresses. Any alteration of address should be informed to each party of cooperation in written and in time.

Clause LXI The Contract is executed by the legal representative of all parties of cooperation in Shenzhen City Guangdong Province China on Oct. 16th, 1997.

Party A:                          Party B:                         Party C:
Shenzhen Zhongzhi Investment      Welline Enterprise Limited       Shenzhen Weihai Industrial
& Development Co., Ltd. (seal)         (seal)                      Development Co., Ltd. (seal)


Signed by legal representative:   Signed by legal representative:  Signed by legal representative:
Sun Zhongwei                      Yan Yumin                        Peng Yan



                                                     Dated on Oct. 16th, 1997

                                                             Shenzhen